UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0835164

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	0202-1132

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Global Select Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     This Form 8-A/A (Amendment No. 1) is filed to amend the information set forth in the Registration Statement on Form 8-A filed by Royal Gold, Inc. (the “Company”) on September 12, 1997.
Item 1. Description of Registrant’s Securities To Be Registered
     The description of the securities of the Company registered hereby is incorporated by reference to the description thereof set forth under the heading “Item 1. Description of Securities to be Registered” in the Company’s Registration Statement on Form 8-A (SEC File No. 000-56647), as filed with the Securities and Exchange Commission on September 12, 1997 and as amended by incorporating the following paragraphs.
     As of September 10, 2007, the Company amended and restated the Rights Agreement, dated September 10, 1997 (the “Existing Agreement”), between the Company and Computershare Trust Company, N.A. (as successor to American Securities Transfer, Inc.) (the “Rights Agent”). The numerated paragraphs below summarize the principal amendments to the Existing Agreement effectuated through the First Amended and Restated Rights Agreement, dated September 10, 2007, between the Company and the Rights Agent (the “Amended Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Agreement, a copy of which is filed herewith as Exhibit 4.1.
1.	Extension of the Term. The Amended Agreement extends the Final Expiration Date from September 10, 2007 to September 10, 2017.
2.	Purchase Price. The Amended Agreement increases the initial exercise price for each Right from $50 to $175.
3.	Shares to be Acquired on Exercise. The Amended Agreement provides that each Right shall represent the right to purchase one one-thousandth of a share of preferred stock, upon the terms and subject to the conditions herein set forth. The Existing Agreement, on the other hand, provided that each Right represented the right to purchase one one-hundredth of a share of preferred stock, upon the terms and subject to the conditions herein set forth.
4.	Redemption Period. The Amended Agreement amends the period of time during which the Board of Directors of the Company may redeem the Rights, in whole or part at a price of $0.001 per Right, such that it will end on the earlier of (i) the tenth day following the date a person or group becomes the beneficial owner of 15 percent or more of the Company’s common stock or (ii) the Final Expiration Date.
     In addition to the amended provisions described above, the Amended Agreement also contains certain other modifications to the Existing Agreement. The foregoing description of the Rights and the Amended Agreement does not purport to be complete and is qualified in its entirety by the Amended Agreement, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.
Item 2. Exhibits
     The following exhibits are part of this Registration Statement:

4.1	First Amended and Restated Rights Agreement, dated as of September 10, 2007, between Royal Gold, Inc. and Computershare Trust Company, N.A.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

ROYAL GOLD, INC.
Date: September 10, 2007	By:	/s/ Bruce C. Kirchhoff
		Name:	Bruce C. Kirchhoff
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
4.1	First Amended and Restated Rights Agreement, dated as of September 10, 2007, between Royal Gold, Inc. and Computershare Trust Company, N.A.

4